Exhibit 99.1

THE ST. JOE COMPANY REPORTS SECOND QUARTER AND FIRST HALF 2026 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.16 PER SHARE

Highlights for the second quarter of 2026 as compared to the second quarter of 2025:

•

Quarterly net income increased by 37% to $40.5 million, or $0.71 per share, from $29.5 million, or $0.51 per share, the Company’s highest second quarter net income in 30 years since a one-off gain on sale of discontinued operations in 1996.

•	Total quarterly revenue increased by 23% to $158.8 million from $129.1 million, the Company’s highest second quarter revenue in 20 years.

•	Real estate revenue increased by 59% to $69.6 million from $43.8 million.

•	Hospitality revenue increased by 8% to a Company quarterly record of $74.2 million from $68.8 million.

•

In the second quarter of 2026, the Company funded $24.0 million in capital expenditures, repurchased $32.7 million of the Company's common stock (499,700 shares), paid $9.1 million in cash dividends and repaid $10.9 million of debt.

Panama City Beach, Florida – (July 29, 2026) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports second quarter and first half 2026 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board said, “We had a strong second quarter with total revenue increasing by 23% and net income increasing by 37%, as compared to the second quarter of 2025.  It was our highest total revenue for a second quarter in 20 years and the highest net income for a second quarter in our history since a one-off gain on sale of discontinued operations 30 years ago.  In addition to the growth in revenue, the Company also increased the gross margin of every segment with residential increasing to 48% from 45%, hospitality increasing to 42% from 39% and commercial increasing to 65% from 57%.  This across-the-board increase in gross margin demonstrates that the Company continues to refine operations and increase profitability as we continue to scale and plan for the future.  The Company has proven it can generate income, and in doing so, increase the value of the surrounding land holdings with our ‘Virtuous Circle of Value Creation’. We are seeing this model function in real time:  A visiting family stays in one of our hotels and becomes introduced to our area. The family decides to purchase a home in one of our communities and hires our brokerage business, closes the purchase with our title agency, and purchases home insurance from our insurance agency. The family becomes a Watersound Club member. The family shops, eats, or obtains services from our commercial leasing tenants. More consumers create additional demand for commercial leasing tenants.  Added commercial opportunities make our resorts and communities more appealing for residents and resort guests, which takes it full circle by helping to grow additional guests in our resorts and consumers in our residential communities.  With approximately 165,000 acres of land in one of the fastest growing parts of Florida, we are uniquely positioned to execute the strategy of income generation and value creation.”

Mr. Gonzalez continued, “The Company has created a diverse portfolio of residential communities with a wide range of product mix, price points, and lifestyle offerings, with home pricing ranging from the high $200 thousands to over $5 million.  This diversity is contributing to the growth of the residential segment as evidenced by the 39% growth in residential real estate revenue in the second quarter compared to the same period in the prior year.  Due to the one to two year seeding and harvesting cycles and the mixture of homesite pricing per community, the results of the residential segment are not linear and may vary from quarter to quarter.  The Company has a runway for immediate and long-term growth with over 25,000 units in the residential homesite pipeline, of which over 2,000 units are already platted or are currently under development, and over 1,500 are units in the engineering or permitting stage.  This pipeline includes the first phase of two new communities in the Teachee and Pigeon Creek Detailed Specific Area Plans (‘DSAPs’), where commencement is planned for early 2027.  In the second quarter of 2026, the Company obtained approval for Park Place East, a new community of approximately 2,000 residential units.  In addition to the demand from 18 existing homebuilders currently in our communities, the Company is in active discussions with additional homebuilders not currently in our market who want to purchase homesites in our residential communities.”

Mr. Gonzalez concluded, “The Company continues to implement a measured and multi-faceted capital allocation strategy.  As a diversified real estate operating company, our daily cash flows vary significantly throughout the year based on seasonality, the timing of the seeding and harvesting cycles of the residential communities, which for any one community or phase ranges from one to two years, the timing of major off-site utility extensions for future residential communities, and other factors like property and income tax payments.  Thus, capital allocation decisions may vary quarter to quarter based on the dynamic nature of our cash flows and for stock repurchases, based on market conditions and the timing of open and closed periods relative to our cash flows. For the second quarter of 2026, the Company allocated 43% of capital to stock repurchases, 31% to capital expenditures for growth, 14% to debt repayment, and 12% to dividends.  We have continued to expand our stock repurchase program.  For the first six months of 2026, the Company used $37.7 million to repurchase common stock, an increase of 133% as compared to $16.2 million for the first six months of 2025.  As of June 30, 2026, the Company had 56,991,651 outstanding shares, which is the lowest number of outstanding shares since 1997.”

Consolidated Second Quarter and First Half 2026 Results

Total consolidated revenue for the second quarter of 2026 increased by 23% to $158.8 million, the highest second quarter revenue in twenty years, as compared to $129.1 million for the second quarter of 2025.  During the second quarter of 2026, real estate revenue increased by 59% to $69.6 million, hospitality revenue increased by 8% to a Company record of $74.2 million, while leasing revenue decreased by 9% to $15.0 million, primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.

For the six months ended June 30, 2026, total consolidated revenue increased by 15% to $257.9 million, as compared to $223.3 million for the first six months of 2025.  Real estate revenue increased by 33% to $109.3 million, hospitality revenue increased by 10% to $118.9 million while leasing revenue decreased by 9% to $29.7 million, primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.

The Company has joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended June 30, 2026, these unconsolidated joint ventures had $59.0 million of revenue, as compared to $89.9 million for the same period in 2025.  The decrease is primarily due to the timing and number of home sales completed by the Latitude Margaritaville Watersound joint venture.  For the second quarter of 2026, there were 86 completed home sales in the Latitude Margaritaville Watersound unconsolidated joint venture as compared to 137 completed home sales in the second quarter of 2025.  In the second quarter of 2026, the Latitude Margaritaville Watersound joint venture placed 111 homes under contract, a 25% increase in net new contracts, compared to 89 net new contracts in the second quarter of 2025.  The 111 new contracts in the second quarter of 2026 represent the highest volume since the second quarter of 2024.

The Company’s economic interests in its unconsolidated joint ventures for the three months ended June 30, 2026, resulted in $4.5 million of equity in income from unconsolidated joint ventures, as compared to $7.5 million for the three months ended June 30, 2025. This activity is in addition to the Company’s reported consolidated revenue.

For the first six months of 2026, these unconsolidated joint ventures had $115.1 million of revenue, as compared to $213.2 million for the first six months of 2025.  The Company’s economic interests in its unconsolidated joint ventures resulted in $8.0 million of equity in income from unconsolidated joint ventures, for the first six months of 2026, as compared to $17.7 million for the first six months of 2025.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy, which generates substantial financial returns for the Company.

Net income attributable to the Company for the second quarter of 2026 was a record for any second quarter for the Company in 30 years since a one-off gain on sale of discontinued operations in 1996.  Net income increased by 37% to $40.5 million, or $0.71 per share, for the second quarter of 2026, as compared to net income of $29.5 million, or $0.51 per share, for the same period in 2025.  Net income for the first six months of 2026 increased by 16% to $54.4 million, or $0.95 per share, as compared to net income of $47.0 million, or $0.81 per share, for the same period in 2025.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended June 30, 2026, increased by 24% to $69.7 million, as compared to $56.0 million for the same period in 2025.  EBITDA for the six months ended June 30, 2026, increased by 8% to $103.3 million, as compared to $95.8 million for the first six months of 2025.  Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On July 29, 2026, the Board of Directors declared a cash dividend of $0.16 per share on the Company’s common stock, payable on September 18, 2026, to shareholders of record as of the close of business on August 21, 2026.

Real Estate

For the second quarter of 2026, total real estate revenue increased by 59% to $69.6 million, as compared to $43.8 million for the second quarter of 2025.  Residential real estate volume totaled 224 homesites, 15 townhomes in the Watersound Villas on the Fairway community and an unimproved residential land sale totaling $2.5 million, in the second quarter of 2026, as compared to 225 homesites and 10 townhomes in the Watersound Villas on the Fairway community, in the second quarter of 2025.  For the second quarter of 2026, there were six commercial, forestry and hospitality real estate sales totaling $10.4 million, as compared to five commercial, forestry and hospitality real estate sales totaling $3.3 million for the second quarter of 2025.

As of June 30, 2026, the Company had 3,077 residential homesites under contract, including 1,326 homesites within the Pigeon Creek DSAP, which is structured to include significant variable revenue due to its long-term nature, and approximately 647 entitled undeveloped homesites within the SouthWood community.  Excluding the Pigeon Creek and SouthWood community contracts due to their scale and timing, the remaining 1,104 residential homesites under contract are expected to result in revenue of approximately $109.2 million, plus residuals, at closing of the homesites over the next several years.  By comparison, as of June 30, 2025, the Company had 1,209 residential homesites under contract, with an expected revenue of approximately $121.7 million, plus residuals. The change in homesites under contract is due to homesite transactions since the end of the prior period, new contracts, and the amount of remaining homesites in current phases of the residential communities.  The Company’s residential homesite pipeline has over 25,000 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,700 residential homes, had 111 net sale contracts executed in the second quarter of 2026.  Since the start of sales in 2021, there have been 2,542 home contracts.  For the second quarter of 2026, there were 86 completed home sales, bringing the community to 2,359 occupied homes. There were 183 homes under contract as of June 30, 2026, with an average sales price of approximately $629,000, which are expected to result in sales value of approximately $115.1 million at completion.

Hospitality

Hospitality revenue increased by 8% to a quarterly record of $74.2 million in the second quarter of 2026, as compared to $68.8 million in the second quarter of 2025.  The gross margin improved across all hospitality categories to a total of 41% for the second quarter of 2026, as compared to 39% for the second quarter of 2025.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and hotel operations.  For the second quarter of 2026, the Watersound Club revenue

(including Camp Creek Inn operations) increased by 13% to $28.6 million, while hotel revenue increased by 4% to $40.5 million, compared to the second quarter of 2025.  As of June 30, 2026, the Company had 3,723 club members, compared to 3,551 club members as of June 30, 2025, a net increase of 172 members.  As of June 30, 2026, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, self-storage and other properties decreased by 9% to $15.0 million for the second quarter of 2026, as compared to $16.5 million for the same period in 2025.  The decrease in leasing revenue is primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.  Although the revenue is lower in the second quarter of 2026 as compared to 2025, the gross profit increased by $0.1 million to $9.0 million (a gross margin percentage of 60%) for the second quarter of 2026, as compared to $8.9 million (a gross margin percentage of 54%) for the second quarter of 2025.

Leasable space as of June 30, 2026, consisted of approximately 1,196,000 square feet, of which approximately 1,139,000, or 95%, were leased, as compared to approximately 1,177,000 square feet as of June 30, 2025, of which approximately 1,122,000, or 95%, was leased.  As of June 30, 2026, the Company had an additional 69,134 square feet of space under construction of which 58,134, or 84%, was pre-leased or will be occupied by the Company.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended June 30, 2026, increased by $0.8 million to $7.2 million, compared to $6.4 million for the same period in 2025.  The Company’s corporate and other operating expenses for the six months ended June 30, 2026, increased by $2.6 million to $15.6 million, as compared to $13.0 million for the same period in 2025.  Corporate and other operating expenses were approximately 6% of revenue for both of the six month periods ended June 30, 2026 and 2025.

Investments, Liquidity and Debt

In the second quarter of 2026 the Company funded $24.0 million in capital expenditures, repurchased $32.7 million of the Company’s common stock, paid $9.1 million in cash dividends and repaid $10.9 million of debt, resulting in capital allocation of 31% to capital expenditures, 55% to shareholders through dividends and stock repurchases and 14% to debt repayment.  For the first half of 2026, the Company funded $44.7 million in capital expenditures, repurchased $37.7 million of the Company’s common stock, paid $18.3 million in cash dividends and repaid $21.8 million of debt.  As of June 30, 2026, the Company had $117.3 million in cash and cash equivalents, as compared to $129.6 million as of December 31, 2025.  As of June 30, 2026, the Company had $258.0 million invested in development property, which, when complete, will be added to operating property or sold.

As of June 30, 2026, the weighted average effective interest rate of outstanding debt was 4.7% with an average remaining life of 19.8 years.  As of June 30, 2026, 84% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 16% of debt has interest rates that vary with SOFR.

Earnings Call

The Company will conduct an earnings call on July 31, 2026, at 10:00 a.m. Central Time / 11:00 a.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter and first half of 2026 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the second quarter and first half of 2026 and 2025, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Real estate revenue	$69.6	$43.8	$109.3	$82.1
Hospitality revenue	74.2	68.8	118.9	108.4
Leasing revenue	15.0	16.5	29.7	32.8
Total revenue	158.8	129.1	257.9	223.3
Expenses
Cost of real estate revenue (a)	35.7	23.8	57.2	42.6
Cost of hospitality revenue (a)	43.7	42.3	77.6	74.7
Cost of leasing revenue (a)	6.0	7.6	11.7	15.0
Corporate and other operating expenses (a)	7.2	6.4	15.6	13.0
Depreciation, depletion and amortization	11.4	12.0	22.8	24.1
Total expenses	104.0	92.1	184.9	169.4
Operating income	54.8	37.0	73.0	53.9
Investment income, net	3.2	3.2	6.5	6.6
Interest expense	(6.9)	(7.8)	(14.0)	(15.5)
Equity in income from unconsolidated joint ventures	4.5	7.5	8.0	17.7
Other expense, net	(0.5)	(0.2)	(0.6)	(0.5)
Income before income taxes	55.1	39.7	72.9	62.2
Income tax expense	(14.1)	(9.9)	(18.6)	(15.8)
Net income	41.0	29.8	54.3	46.4
Net (income) loss attributable to non-controlling interest	(0.5)	(0.3)	0.1	0.6
Net income attributable to the Company	$40.5	$29.5	$54.4	$47.0
Basic net income per share attributable to the Company	$0.71	$0.51	$0.95	$0.81
Basic weighted average shares outstanding	57,157,550	58,057,268	57,320,392	58,150,138

(a)	Excluding depreciation, depletion and amortization, shown separately above.

Summary Balance Sheet (Unaudited)

($ in millions)

	June 30, 2026	December 31, 2025
Assets
Investment in real estate, net	$990.8	$1,004.9
Investment in unconsolidated joint ventures	70.3	66.0
Cash and cash equivalents	117.3	129.6
Other assets	91.6	73.8
Property and equipment, net	35.9	41.3
Investments held by special purpose entities	202.4	202.8
Total assets	$1,508.3	$1,518.4

Liabilities and Equity
Debt, net	$370.3	$391.2
Accounts payable and other liabilities	63.7	48.3
Deferred revenue	62.4	58.7
Deferred tax liabilities, net	60.0	65.8
Senior Notes held by special purpose entity	179.0	178.8
Total liabilities	735.4	742.8
Total equity	772.9	775.6
Total liabilities and equity	$1,508.3	$1,518.4

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Employee costs	$3.7	$3.2	$8.0	$6.0
Property taxes and insurance	1.7	1.6	3.3	3.2
Professional fees	0.5	0.7	1.9	2.0
Marketing and owner association costs	0.5	0.3	0.9	0.6
Occupancy, repairs and maintenance	0.3	0.1	0.4	0.2
Other miscellaneous	0.5	0.5	1.1	1.0
Total corporate and other operating expenses	$7.2	$6.4	$15.6	$13.0

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income attributable to the Company	$40.5	$29.5	$54.4	$47.0
Plus: Interest expense	6.9	7.8	14.0	15.5
Less: Investment income, net	(3.2)	(3.2)	(6.5)	(6.6)
Plus: Income tax expense	14.1	9.9	18.6	15.8
Plus: Depreciation, depletion and amortization	11.4	12.0	22.8	24.1
EBITDA	$69.7	$56.0	$103.3	$95.8

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our and our market’s growth prospects; ability to generate recurring revenue and grow profitability; opportunities to capture value of our developed assets in strategic transactions; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments, including relationships with new and potential partners and service providers, and new projects in 2026 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; persistent inflation; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; supply chain disruptions, including as a result of conflicts; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to cooperate effectively with new builder partners; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with a senior living facility; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the decreased ability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend and our ability to repurchase stock under our stock repurchase program. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified Florida real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2026, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com